Amendment to Executive Employment Agreement

This is an Amendment (“Amendment”) to the Executive Employment Agreement dated and effective October 1, 2016 between Mid-Southern Savings Bank, FSB (the “Bank”) and Alexander G. Babey (“Executive”), (“Employment Agreement”).  This Amendment is effective as of January 1, 2021.

WHEREAS, Executive is employed by the Bank, pursuant to the terms of the Employment Agreement;

WHEREAS, according to Section 1 of the Employment Agreement, at the end of the initial term of the Employment Agreement and any subsequent term, the Employment Agreement is automatically extended for successive 12-month periods, unless either party gives notice of nonrenewal at least 60 days in advance of the expiration of the initial term or a subsequent term; and

WHEREAS, the parties wish to amend the Employment Agreement so that automatic renewal after the expiration of a term is for a period of 36 months instead of 12 months.

NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings hereinafter set forth, the Bank and Executive agree as follows:

1.Effective as of January 1, 2021, Section 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

1.Employment and Term

The Bank will employ Executive as President and Chief Executive Officer, and Executive accepts the employment, on the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 5, the initial term of this Agreement begins on the Effective Date and ends on the three-year anniversary of the Effective Date; thereafter, the term of this Agreement will automatically be extended for additional 36-month periods unless the Bank or Executive gives a notice of non-extension to the other party at least 60 days before the end of the initial term or the then-current 36-month period. The "Term" of this Agreement is the initial term together with all 36-month extensions.  The Term will end upon the termination of this Agreement by one or more of the parties hereto.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth below.

Mid-Southern Savings Bank, FSB:

By:	/s/ Dana J. Dunbar
Dana J. Dunbar, Chairman

Date:	January 28, 2021

Alexander G. Babey

/s/ Alexander G. Babey

Date:	January 28, 2021